UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 11, 2014 (April 11, 2014)

RREEF Property Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	333-180356 (Commission File Number)	45-4478978 (I.R.S. Employer Identification No.)

345 Park Avenue, 26th Floor, New York, NY 10154
(Address of principal executive offices, including zip code)

(212) 454-6260
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

As previously reported on March 24, 2014, RREEF Property Trust, Inc. (the “Company”), through its indirect wholly owned subsidiary, entered into an agreement of purchase and sale with DP 1109 Commerce LLC, an unaffiliated Delaware limited liability company, to acquire a fee simple interest in a free-standing industrial building and an adjacent lot located in Logan Township, New Jersey (the “Property”) for a purchase price of $19,750,000, exclusive of closing costs. On April 11, 2014, the Company completed the acquisition of the Property.

The Company funded the acquisition of the Property with existing capital and $17,600,000 from the Company's credit facility with Regions Bank. Of the $17,600,000 borrowed, $8,760,000 is from existing borrowing capacity on previously acquired properties, while $8,840,000 is allocated to the Property. The credit facility bears interest at a variable per annum rate equal to the adjusted British Bankers Association LIBOR Rate plus 2.20%, payable monthly, which equated to 2.35% at the time of acquisition for these borrowings. With these borrowings, the Company's three properties have a combined loan-to-cost ratio of approximately 45%.

The Property is a 259,910 square foot industrial building located on a 14.4 acre site at 1109 Commerce Boulevard, plus an additional adjacent 9.7 acre parcel of land. Situated one mile from Exit 10 of Interstate 295 and in close proximity to Interstate 95 and the New Jersey Turnpike, the Northeast Distribution Corridor’s primary north/south highways, the Property is strategically positioned at the front of the 3.1 million square foot LogistiCenter at Logan industrial park.
The Property had an occupancy rate of 100% and an average effective annual rental per square foot rate of $4.58 as of the closing (excluding the 9.7 acre parcel of land). The industrial building located on the Property is leased to two tenants, Performance Food Group, Inc. (“Performance Food Group”) and Mission Produce, Inc. (“Mission Produce”). Information about these tenants is set forth in the table below:

Tenant	Type of Business	% of Net Rentable Area	Type of Lease	Lease Commencement Date	Lease Expiration Date	Annual Base Rent(3)
Performance Food Group(1)	Food Distribution	61%	Triple-Net	Sep. 2011	Dec. 2021	$4.88
Mission Produce(2)	Food Distribution	39%	Triple-Net	Aug. 2013	Jan. 2029	$4.10

(1)
Performance Food Group has two, five-year renewal options at 90% of Fair Rental Value (as defined in Performance Food Group's lease). Renewal options may be exercised by written notice not less than 180 days prior to the expiration of the then-existing term. Pursuant to the triple-net lease, Performance Food Group is responsible for the payment of base rent and all of the operating expenses for the portion of the space leased by Performance Food Group (subject to a cap for certain costs as defined in the lease).

(2)
Mission Produce has two, five-year renewal options at 95% of fair market rent (but in no event less than the annual Base Rent in effect during the last twelve months of the prior term). Renewal options may be exercised by written notice not less than twelve months prior to the expiration of the then-existing term. Pursuant to the triple-net lease, Mission Produce is responsible for the payment of base rent and all of the operating expenses for the portion of the space leased by Mission Produce.

(3)	All of the leases contain annual rent increases.

In evaluating the Property as a potential acquisition and in determining an appropriate purchase price, the Company considered a variety of factors, including the financial performance of the Property, the terms of the existing leases and creditworthiness of the tenants, the location of the Property, visibility and access, age of the Property and physical condition, local market conditions, including vacancy rates, and area demographics, including trade area population and average household income. The Company does not currently have plans to renovate the Property.

The Company has engaged CBRE, Inc. (“CBRE”) as the property manager for the Property. The Company will pay CBRE a monthly management fee equal to $2,975.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Property Acquired

Since it is impracticable to provide the required financial statements for the acquisition of the Property at the time of filing, and no financial statements (audited or unaudited) are available at this time, the Company hereby confirms that the required financial statements will be filed on or before June 20, 2014, which date is within the period allowed to file such an amendment.

(b)	Pro Forma Financial Information

See paragraph (a) above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RREEF Property Trust, Inc.
By:	/s/ Julianna S. Ingersoll
Name:	Julianna S. Ingersoll
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

Date: April 11, 2014